Exhibit 2

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of April 26, 2011, is made by and between H. Richard Lawson (“Mr. Lawson”), Patricia Lawson, the wife of Mr. Lawson (“Mrs. Lawson”), and Lawson Family Investment Company, Ltd. (“LFIC”).  Mr. Lawson, Mrs. Lawson and LFIC are collectively referred to herein as the “Parties” and each individually as a “Party.”  Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the day and year first above written.

/s/ H. RICHARD LAWSON
H. Richard Lawson

/s/ PATRICIA LAWSON
Patricia Lawson

LAWSON FAMILY INVESTMENT COMPANY, LTD.

By:	/s/ H. RICHARD LAWSON
	Name:	H. Richard Lawson
	Title:	General Partner